Exhibit 99
FOR IMMEDIATE RELEASE:
Orrstown Financial Services, Inc. Reports Second Quarter 2019 Net Income
and Announces Quarterly Dividend of $0.15 per Share

•Completed the acquisition of Hamilton Bancorp, Inc. on May 1, 2019, adding approximately $348.0 million in loans and $393.0 million in deposits.
•Net income, including the impact of merger related expenses, for the quarter ended June 30, 2019, totaled $2.7 million, or $0.26 per diluted share. Net income, including the impact of merger related expenses, for the six months ended June 30, 2019, totaled $5.8 million or $0.58 per diluted share.
•Solid asset quality trends continued as nonperforming loans to total loans declined to 27 basis points from 37 basis points in the previous quarter and from 47 basis points in the second quarter of 2018.
•Total loans at June 30, 2019, grew $537.8 million to $1.60 billion compared with June 30, 2018, with organic growth totaling approximately $85.0 million.
•Total deposits at June 30, 2019, grew $689.7 million to $2.02 billion compared with June 30, 2018, with organic growth totaling approximately $170.0 million.
•Net interest income increased $6.1 million to $18.4 million in comparing the quarter ended June 30, 2019 with the same period in 2018, as net interest margin, on a taxable-equivalent basis, expanded by 29 basis points, with average earning assets growing $543.3 million, or 35.4% versus the prior year.
•The Board of Directors declared a cash dividend of $0.15 per common share, payable August 12, 2019, to shareholders of record as of August 5, 2019, a 15.4% increase over the dividend declared in July, 2018.
SHIPPENSBURG, PA (July 24, 2019) -- Orrstown Financial Services, Inc. ("Orrstown" or the “Company”) (NASDAQ: ORRF), the parent company of Orrstown Bank (the “Bank”) and Wheatland Advisors, Inc. ("Wheatland"), announced earnings for the three and six months ended June 30, 2019. Net income, including the impact of merger related expenses, totaled $2.7 million for the second quarter of 2019, compared with $4.0 million for the second quarter of 2018. Net income, including the impact of merger related expenses, for the six months ended June 30, 2019 totaled $5.8 million, compared with $7.6 million for the same period in 2018. Diluted earnings per share totaled $0.26 and $0.58 for the quarter and six months ended June 30, 2019, compared with $0.48 and $0.92 for the same period in 2018. Earnings in 2019 were impacted by the acquisition of Mercersburg Financial Corporation ("Mercersburg"), completed on October 1, 2018 and Hamilton Bancorp, Inc., ("Hamilton") completed May 1, 2019.

Thomas R. Quinn, Jr., President & CEO, commented, “During the quarter we successfully closed our combination with Hamilton, and we remain on track to complete our branding and systems conversion during the third quarter of 2019. We welcome our new associates, clients and communities to Orrstown, as we anticipate our value proposition of personal service combined with quick, local decision making will be well received in the Greater Baltimore Metro Region. Orrstown remains committed to a community bank model with local leadership as evidenced by recent hires of market presidents for the Capital Region in Pennsylvania and the Maryland Region. We believe the entrance into a new, larger, denser market, combined with recent hires, renders Orrstown poised for strong loan origination while maintaining the company’s disciplined approach to risk. Our focus in the next few quarters will be on integration and the achievement of better financial performance by extracting merger related cost savings and through execution of profitable organic growth strategies.

“Subsequent to the end of the quarter, Tom Brugger joined Orrstown as Executive Vice President & Chief Financial Officer. His broad banking and financial experience at diverse and complex organizations will be invaluable as we continue to execute our strategic growth plans. Tom joins other recent key additions to the team, including Chris Holt, Market President of the Maryland Region, and Matt Schultheis, leader of investor relations and strategic initiatives.”

MERGER AND ACQUISITION ACTIVITY

On May 1, 2019, the Company completed its acquisition of Hamilton Bancorp, Inc., the holding company for Hamilton Bank, based in Towson, Maryland.

In connection with the acquisition of Hamilton, the Company issued 1,765,704 shares of common stock valued at $36.6 million and paid cash totaling $13.4 million for outstanding Hamilton common shares. The Company recorded goodwill totaling $7.0 million and a core deposit intangible asset totaling $4.6 million. Loans and deposits acquired totaled approximately $348.0 million and $393.0 million. The assets purchased and liabilities assumed in the acquisition were recorded at their estimated fair values at the time of closing and may be adjusted for up to one year subsequent to the acquisition.

The Company incurred merger related expenses totaling $6.9 million and $7.5 million for the quarter and six months ended June 30, 2019, representing principally data processing contract termination costs, employee contract termination costs and legal and consulting fees for the Hamilton acquisition and system conversion expenses for the Mercersburg acquisition, which are included in noninterest expenses.

OPERATING RESULTS

Results for the second quarter of 2019 were impacted by the following items:
•Merger related expenses totaling $6.9 million, or $0.53 per diluted share net of tax;
•Securities gains totaling $2.1 million, or $0.16 per diluted share, net of tax;
•Accelerated accretion income related to the payoff of purchased credit impaired loans totaling $715,000, or $0.05 per diluted share net of tax;
•Life insurance proceeds totaling $255,000, or $0.02 per diluted share net of tax;
•A benefit from restricted stock issuance forfeitures totaling $350,000, or $0.03 per diluted share net of tax; and
•A tax benefit of $334,000, or $0.03 per diluted share related to the Company's state deferred tax asset net of federal tax.

Net Interest Income

Net interest income totaled $18.4 million in the second quarter of 2019, a 49.2% increase compared with $12.4 million for the second quarter of 2018. Net interest income totaled $33.1 million for the six months ended June 30, 2019, a 37.8% increase compared with $24.0 million for the same period in 2018. Net interest margin on a taxable-equivalent basis totaled 3.61% for the second quarter of 2019, compared with 3.41% for the first quarter of 2019 and 3.32% for the second quarter of 2018. Net interest margin on a taxable-equivalent basis totaled 3.52% for the six months ended June 30, 2019, compared with 3.29% for the same period in 2018.

The principal contributor to year-over-year revenue growth was an increase in interest and fees on loans, as total loans grew by $537.8 million from June 30, 2018 to June 30, 2019, with approximately $84.5 million in net organic growth and approximately $453.3 million representing the balance, at June 30, 2019, of loans acquired from Mercersburg and Hamilton. Taxable-equivalent yields on interest-earning assets and costs of interest-bearing liabilities both increased from 2018 to 2019, reflecting the increased interest rate environment between years. Other factors impacting the comparison of taxable-equivalent yields between 2018 and 2019 included the effect of purchase accounting related to the Mercersburg and Hamilton acquisitions and the Company's gradual increase in the second half of 2018 in rates paid on interest-bearing deposits in response to market demand with a gradual repricing of term and non-maturity deposits in
2019.

Provision for Loan Losses

The provision for loan losses totaled $200,000 in the second quarter of both 2019 and 2018. For the six months ended June 30, the provision for loan losses in 2019 totaled $600,000, compared with $400,000 in 2018. Net loan charge-offs experienced in 2019 and the Company's organic loan portfolio growth, taking into account favorable historical charge-off statistics and generally stable economic and market conditions for the last several years, were key factors included in the quantitative and qualitative considerations used by management in the determination of the provision expense required to maintain an adequate allowance for loan losses.

Additional loan portfolio growth and changes in historical charge-off statistics are factors that may result in the need for a determination of additional provisions for loan losses in future quarters.

Noninterest Income

Noninterest income for the quarter ended June 30, 2019, excluding securities gains, totaled $5.8 million, a 6.6% increase, compared with $5.5 million in 2018. For the six months ended June 30, noninterest income in 2019, excluding securities gains, totaled $10.7 million, a 3.5% increase, compared with $10.3 million in 2018.

Total trust, investment management and brokerage income for the quarter and six months ended June 30, 2019, increased $219,000 and $229,000 year over year and included the effect of increased revenue from additional advisors and increased estate fees in 2019.

Mortgage banking income for the quarter and six months ended June 30, 2019 decreased $27,000 and $194,000 year over year. Loans sold in the quarter totaled $24.4 million and $39.6 million year to date compared with $25.1 million and $45.6 million in the previous year.

Income from bank owned life insurance, included in other income, for the quarter and six months ended June 30, 2019 increased $393,000 and $458,000 year over year. In the second quarter of 2019, the Company received death benefit proceeds totaling $255,000. The remainder of the increase reflects additional life insurance policies acquired in the Mercersburg and Hamilton acquisitions.

Net investment securities gains totaled $2.1 million and $2.4 million for the quarter and six months ended June 30, 2019, compared with $46,000 and $862,000 for same periods in 2018. At times, the Company may impact earnings through realized gains or losses on securities as opportunities become available to reposition part of its investment portfolio under asset/liability management strategies or to improve responsiveness of the portfolio to interest rate conditions, while also considering funding requirements of anticipated lending activity.

Noninterest Expenses

Noninterest expenses totaled $23.3 million and $39.5 million for the quarter and six months ended June 30, 2019, compared with $13.3 million and $26.3 million for the quarter and six months ended June 30, 2018. In addition to the previously noted merger related expenses, the following line items reflected notable changes between periods.

Salaries and employee benefits totaled $8.9 million and $17.6 million for the quarter and six months ended June 30, 2019, compared with $7.9 million and $15.9 million for the same periods in 2018, principally reflecting employees added in the Mercersburg acquisition in the fourth quarter of 2018 and the Hamilton acquisition in May, 2019. In addition, a higher level of expense was incurred year-over-year for additional employees for the Company's new branches and overall expansion efforts, annual merit increases, and incremental expense for additional share-based compensation awards granted in 2019, net of the benefit of forfeitures. In 2019, overall costs associated with the Company's self-insured group health plan were higher than in 2018 due to an increased number of employees and fluctuations in claims experience.

Occupancy, furniture and equipment costs for the quarter ended and six months ended June 30, 2019 increased $459,000 and $766,000, respectively, year over year, reflecting Mercersburg and Hamilton branches acquired, and the Company's expanded presence in Lancaster County, Pennsylvania, with two branch banking locations added in the second half of 2018 and two in the first quarter of 2019.

Intangible asset amortization for the quarter ended and six months ended June 30, 2019 increased $378,000 and $562,000, respectively, year over year, due principally to the core deposit intangibles recorded in the Mercersburg and Hamilton acquisitions.

As previously reported, noninterest expenses in the first quarter of 2019 included a $615,000 pretax expense, or approximately $0.05 per diluted share, to write off an insurance claim receivable from a 2018 cyber security incident.

Income Taxes

Income tax expense totaled $110,000 and $342,000 for the quarter and six months ended June 30, 2019, compared with $374,000 and $866,000 for the same periods in 2018. The effective tax rate for the six months ended June 30, 2019 was 5.6%, compared with 10.2% for the six months ended June 30, 2018. Generally, the Company's effective tax rate is significantly less than the 21% federal statutory rate due to tax-exempt income, including interest earned on tax-exempt loans and securities and income from life insurance policies, as well as tax credits. The Company recorded a tax benefit of $185,000, or approximately $0.02 per diluted share, in the first quarter of 2019, related to a favorable tax law clarification concerning the treatment of life insurance assets of an acquired entity. In the second quarter of 2019, the Company recorded a tax benefit of $334,000, or approximately $0.03 per diluted share, related to an increase in its deferred state income tax asset for the effect of the state tax rate change resulting from the Hamilton acquisition. These tax benefit items had the effect of lowering the effective tax rate for the six months ended June 30, 2019, by approximately 8.5%.

FINANCIAL CONDITION

The following table presents loan balances, by loan class within segments, at June 30, 2019, December 31, 2018 and June 30, 2018.

(Dollars in thousands)	June 30, 2019	December 31, 2018	June 30, 2018

Commercial real estate:
Owner occupied	$170,272	$129,650	$119,507
Non-owner occupied	298,989	252,794	244,058
Multi-family	93,342	78,933	58,575
Non-owner occupied residential	121,364	100,367	84,009
Acquisition and development:
1-4 family residential construction	12,801	7,385	8,801
Commercial and land development	57,027	42,051	38,773
Commercial and industrial	219,551	160,964	130,280
Municipal	48,358	50,982	39,753
Residential mortgage:
First lien	363,946	235,296	167,499
Home equity – term	15,989	12,208	11,313
Home equity – lines of credit	157,645	143,616	132,528
Installment and other loans	42,386	33,411	28,787
	$1,601,670	$1,247,657	$1,063,883

Loans grew $354.0 million, from $1.25 billion at December 31, 2018 to $1.60 billion at June 30, 2019. Balances at June 30, 2019 include approximately $335.0 million acquired from Hamilton. The Hamilton acquisition increased the Company's loan portfolio principally in the residential mortgage - first lien, commercial real estate - owner occupied and non-owner occupied, and commercial and industrial classes.

Deposits grew $456.8 million from $1.56 billion at December 31, 2018 to $2.02 billion at June 30, 2019, with the Hamilton acquisition accounting for approximately 85% of that growth. Organic growth occurred principally in interest-bearing deposits, with the Company continuing to increase both noninterest-bearing and interest-bearing deposit relationships from its cash management offerings.

Shareholders’ Equity

Shareholders’ equity totaled $219.9 million at June 30, 2019, an increase of $46.4 million from $173.4 million at December 31, 2018. The increase was attributable to the issuance of shares of the Company's common stock in connection with the acquisition of Hamilton and growth in retained earnings through net income, net of the impact of dividends paid, and an improvement in accumulated other comprehensive income (loss) from changes in net unrealized gains and losses in securities available for sale.

Asset Quality

The allowance for loan losses totaled $14.5 million at June 30, 2019, compared with $14.0 million at December 31, 2018 and $13.4 million at June 30, 2018. Management believes the allowance for loan losses to total loans ratio remains adequate at 0.90% at June 30, 2019. Favorable historical charge-off data and management's emphasis on loan quality have been significant contributors to the determination that the increase between periods in the allowance for loan losses is adequate for the increasing loan portfolio. At June 30, 2018, the allowance for loan losses to total loans ratio totaled 1.26%. The principal factors impacting a comparison with June 30, 2019, were loans acquired in the Mercersburg and Hamilton transactions that were recorded at fair value, which incorporated a credit factor, and therefore did not require an increase in the Company's allowance for loan losses.

Nonperforming and other risk assets, consisting of nonaccrual loans, other real estate owned, restructured loans still accruing and loans past due 90 days or more and still accruing, totaled $7.9 million at June 30, 2019, and $6.5 million at December 31, 2018.

Classified loans, or loans rated substandard, doubtful or loss, totaled $27.7 million at June 30, 2019 (1.7% of total loans), compared with $19.8 million (1.6% of total loans) at December 31, 2018.

Investor Relations Contact:	Media Contact:
Matthew C. Schultheis	Luke Bernstein
Director Strategic Planning and Investor Relations	Corporate Communications Officer
Phone (717) 510-7127	Phone (717) 510-7107

ORRSTOWN FINANCIAL SERVICES, INC.
Operating Highlights (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share information)	2019	2018	2019	2018

Net income	$2,687	$4,012	$5,789	$7,637
Diluted earnings per share	$0.26	$0.48	$0.58	$0.92
Cash dividends per share	$0.15	$0.13	$0.30	$0.25
Return on average assets	0.48%	0.98%	0.56%	0.95%
Return on average equity	5.26%	11.31%	6.16%	10.84%
Net interest income	$18,432	$12,353	$33,121	$24,037
Net interest margin	3.61%	3.32%	3.52%	3.29%
Net interest margin (excluding the impact of purchase accounting) (1)	3.31%	3.32%	3.33%	3.29%

ORRSTOWN FINANCIAL SERVICES, INC.
Balance Sheet Highlights (Unaudited)
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share information)	2019	2018	2018

Assets	$2,399,508	$1,934,388	$1,644,118
Loans, gross	1,601,670	1,247,657	1,063,883
Allowance for loan losses	(14,460)	(14,014)	(13,437)
Deposits	2,015,541	1,558,756	1,325,866
Shareholders' equity	219,868	173,433	145,137
Book value per share	19.59	18.39	17.28
Tangible book value per common share (1)	17.27	16.73	17.16

(1) Non-GAAP based financial measure. Please refer to Appendix B - Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations for a discussion of our use of non-GAAP based financial measures, including tables reconciling GAAP and non-GAAP financial measures appearing herein.

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2019	2018	2018
Assets
Cash and cash equivalents	$116,879	$88,815	$22,582
Securities available for sale	496,930	465,844	449,419

Loans held for sale	7,152	3,340	5,495

Loans	1,601,670	1,247,657	1,063,883
Less: Allowance for loan losses	(14,460)	(14,014)	(13,437)
Net loans	1,587,210	1,233,643	1,050,446

Premises and equipment, net	41,508	38,201	34,558
Goodwill	19,621	12,592	719
Other intangible assets, net	8,140	3,910	308
Other assets	122,068	88,043	80,591
Total assets	$2,399,508	$1,934,388	$1,644,118

Liabilities
Deposits:
Noninterest-bearing	$247,205	$204,843	$178,704
Interest-bearing	1,768,336	1,353,913	1,147,162
Total deposits	2,015,541	1,558,756	1,325,866
Borrowings	124,455	179,378	147,473
Accrued interest and other liabilities	39,644	22,821	25,642
Total liabilities	2,179,640	1,760,955	1,498,981

Shareholders' Equity
Common stock	584	491	438
Additional paid-in capital	188,414	151,678	126,402
Retained earnings	27,462	24,472	21,584
Accumulated other comprehensive income (loss)	3,408	(2,972)	(2,693)
Treasury stock	0	(236)	(594)
Total shareholders' equity	219,868	173,433	145,137
Total liabilities and shareholders' equity	$2,399,508	$1,934,388	$1,644,118

ORRSTOWN FINANCIAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(In thousands, except per share information)	2019	2018	2019	2018
Interest income
Loans	$19,553	$11,731	$34,612	$22,787
Investment securities and short-term investments	4,814	3,593	9,321	6,812
Total interest income	24,367	15,324	43,933	29,599
Interest expense
Deposits	4,870	2,161	8,564	3,985
Borrowings	1,065	810	2,248	1,577
Total interest expense	5,935	2,971	10,812	5,562
Net interest income	18,432	12,353	33,121	24,037
Provision for loan losses	200	200	600	400
Net interest income after provision for loan losses	18,232	12,153	32,521	23,637

Noninterest income
Service charges on deposit accounts	1,680	1,463	3,169	2,881
Trust, investment management and brokerage income	2,421	2,202	4,657	4,428
Mortgage banking activities	652	679	1,120	1,314
Other income	1,062	1,115	1,757	1,722
Investment securities gains	2,064	46	2,403	862
Total noninterest income	7,879	5,505	13,106	11,207

Noninterest expenses
Salaries and employee benefits	8,922	7,855	17,599	15,877
Occupancy, furniture and equipment	2,206	1,747	4,230	3,464
Data processing	1,058	595	1,828	1,214
Advertising and bank promotions	548	237	1,069	619
FDIC insurance	221	172	406	338
Professional services	707	559	1,264	928
Taxes other than income	314	251	620	502
Intangible asset amortization	402	24	610	48
Merger related	6,860	154	7,505	154
Insurance claim receivable write off	0	0	615	0
Other operating expenses	2,076	1,678	3,750	3,197
Total noninterest expenses	23,314	13,272	39,496	26,341
Income before income tax expense	2,797	4,386	6,131	8,503
Income tax expense	110	374	342	866
Net income	$2,687	$4,012	$5,789	$7,637

Per share information:
Basic earnings per share	$0.26	$0.50	$0.59	$0.94
Diluted earnings per share	0.26	0.48	0.58	0.92
Cash dividends per share	0.15	0.13	0.30	0.25
Weighted-average shares outstanding - diluted	10,514	8,283	9,924	8,275

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Three Months Ended
	June 30, 2019			June 30, 2018
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$84,843	$503	2.38%	$9,189	$46	2.01%
Securities	496,803	4,479	3.62	470,993	3,815	3.25
Loans	1,497,445	19,677	5.27	1,055,562	11,825	4.49
Total interest-earning assets	2,079,091	24,659	4.76	1,535,744	15,686	4.10
Other assets	175,566			108,087
Total	$2,254,657			$1,643,831
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$922,612	2,040	0.89	$741,161	$1,006	0.54
Savings deposits	146,063	81	0.22	99,407	39	0.16
Time deposits	575,660	2,749	1.92	300,576	1,116	1.49
Short-term borrowings	9,594	34	1.41	87,463	402	1.84
Long-term debt	97,161	532	2.19	83,686	408	1.96
Subordinated notes	31,819	499	6.28	0	0	0.00
Total interest-bearing liabilities	1,782,909	5,935	1.34	1,312,293	2,971	0.91
Noninterest-bearing demand deposits	235,046			172,813
Other	31,692			16,408
Total Liabilities	2,049,647			1,501,514
Shareholders' Equity	205,010			142,317
Total	$2,254,657			$1,643,831
Taxable-equivalent net interest income / net interest spread		18,724	3.42%		12,715	3.19%
Taxable-equivalent net interest margin			3.61%			3.32%
Taxable-equivalent adjustment		(292)			(362)
Net interest income		$18,432			$12,353

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
ANALYSIS OF NET INTEREST INCOME
Average Balances and Interest Rates, Taxable-Equivalent Basis (Unaudited)

	Six Months Ended
	June 30, 2019			June 30, 2018
		Taxable-	Taxable-		Taxable-	Taxable-
	Average	Equivalent	Equivalent	Average	Equivalent	Equivalent
(Dollars in thousands)	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Federal funds sold & interest-bearing bank balances	$57,130	$676	2.39%	$11,717	$101	1.74%
Securities	498,271	9,037	3.66	459,892	7,210	3.16
Loans	1,378,213	34,857	5.10	1,043,258	22,967	4.44
Total interest-earning assets	1,933,614	44,570	4.65	1,514,867	30,278	4.03
Other assets	156,786			105,964
Total	$2,090,400			$1,620,831
Liabilities and Shareholders' Equity
Interest-bearing demand deposits	$884,065	3,868	0.88	$729,362	1,814	0.50
Savings deposits	130,276	125	0.19	98,400	77	0.16
Time deposits	489,855	4,571	1.88	291,257	2,094	1.45
Short-term borrowings	25,769	277	2.17	93,584	765	1.65
Long-term debt	92,644	975	2.12	83,731	812	1.96
Subordinated notes	31,852	996	6.30	0	0	0.00
Total interest-bearing liabilities	1,654,461	10,812	1.32	1,296,334	5,562	0.87
Noninterest-bearing demand deposits	218,796			166,440
Other	27,523			16,053
Total Liabilities	1,900,780			1,478,827
Shareholders' Equity	189,620			142,004
Total	$2,090,400			$1,620,831
Taxable-equivalent net interest income / net interest spread		33,758	3.33%		24,716	3.16%
Taxable-equivalent net interest margin			3.52%			3.29%
Taxable-equivalent adjustment		(637)			(679)
Net interest income		$33,121			$24,037

NOTES:
(1) Yields and interest income on tax-exempt assets have been computed on a taxable-equivalent basis assuming a 21% tax rate.
(2) For yield calculation purposes, nonaccruing loans are included in the average loan balance.

ORRSTOWN FINANCIAL SERVICES, INC.
Nonperforming Assets / Risk Elements (Unaudited)
	June 30,	March 31,	December 31,	June 30,
(Dollars in thousands)	2019	2019	2018	2018

Nonaccrual loans (cash basis)	$4,387	$4,743	$5,165	$4,998
Other real estate (OREO)	735	454	130	395
Total nonperforming assets	5,122	5,197	5,295	5,393
Restructured loans still accruing	1,104	1,116	1,132	1,156
Loans past due 90 days or more and still accruing	1,661	295	57	0
Total nonperforming and other risk assets	$7,887	$6,608	$6,484	$6,549

Loans 30-89 days past due (1)	$5,428	$5,344	$5,186	$1,857
Acquired loans 30-89 days past due included above	$2,495	$1,360	$1,417	$0

Asset quality ratios:
Total nonperforming loans to total loans	0.27%	0.37%	0.41%	0.47%
Total nonperforming assets to total assets	0.21%	0.26%	0.27%	0.33%
Total nonperforming assets to total loans and OREO	0.32%	0.41%	0.42%	0.51%
Total risk assets to total loans and OREO	0.49%	0.52%	0.52%	0.62%
Total risk assets to total assets	0.33%	0.33%	0.34%	0.40%

Allowance for loan losses to total loans	0.90%	1.13%	1.12%	1.26%
Allowance for loan losses to nonperforming loans	329.61%	301.14%	271.33%	268.85%
Allowance for loan losses to nonperforming and restructured loans still accruing	263.34%	243.78%	222.55%	218.35%

Allowance for Loan Losses Activity (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
(Dollars in thousands)	2019	2018	2019	2018

Balance, beginning of period	$14,283	$13,000	$14,014	$12,796
Provision for loan losses	200	200	600	400
Recoveries	112	370	315	445
Charge-offs	(135)	(133)	(469)	(204)
Balance, end of period	$14,460	$13,437	$14,460	$13,437

Appendix A- Supplemental Reporting of Unusual Items

The following table presents unusual items that impacted each period shown. These items are presented to enable investors to better understand the magnitude of certain significant items on reported GAAP results in the context of the Company's growth and acquisition activities.

	Three Months Ended		Six Months Ended
	6/30/2019	6/30/2018	6/30/2019	6/30/2018
(In thousands)
Pretax Items
Merger related expenses	$(6,860)	$(154)	$(7,505)	$(154)
Net securities gains	2,064	46	2,403	862
Life insurance proceeds	255	0	255	0
Restricted stock forfeiture expense benefit	350	0	350	0
Accelerated accretion income related to the payoff of purchased credit impaired loans	715	0	715	0
Insurance claim receivable write-off	0	0	615	0

Income Tax Expense Items
Tax benefit from state deferred tax asset rate change	334	0	334	0
Tax benefit from acquired life insurance assets	0	0	185	0

Appendix B- Supplemental Reporting of Non-GAAP Measures and GAAP to Non-GAAP Reconciliations
As a result of acquisitions, the Company has intangible assets consisting of goodwill and core deposit and other intangible assets totaling $27.8 million and $16.5 million at June 30, 2019 and December 31, 2018.
Management believes providing certain “non-GAAP” financial information will assist investors in their understanding of the effect of acquisition activity on reported results, particularly to overcome comparability issues related to the influence of intangibles (principally goodwill) created in acquisitions.
Tangible book value per share and net interest margin excluding the impact of purchase accounting, as used by the Company in this earnings release, are determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). While we believe this information is a useful supplement to GAAP based measures presented in this earnings release, readers are cautioned that this non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results and financial condition as reported under GAAP, nor are such measures necessarily comparable to non-GAAP performance measures that may be presented by other companies. This supplemental presentation should not be construed as an inference that our future results will be unaffected by similar adjustments to be determined in accordance with GAAP.
The following table presents the computation of each non-GAAP based measure shown together with its most directly comparable GAAP based measure.

(in thousands, except per share information)
Tangible Book Value per Common Share	June 30, 2019	December 31, 2018	June 30, 2018
Shareholders' equity	$219,868	$173,433	$145,137
Goodwill and other intangible assets, net of related tax effect	26,052	15,698	962
Tangible common equity (non-GAAP)	$193,816	$157,735	$144,175

Common shares outstanding	11,224	9,430	8,401

Book value per share (most directly comparable GAAP based measure)	$19.59	$18.39	$17.28
Intangible assets per share	2.32	1.66	0.12
Tangible book value per share (non-GAAP)	$17.27	$16.73	$17.16

	At or For The Three Months Ended		At or For The Six Months Ended
	June 30, 2019	June 30, 2018	June 30, 2019	June 30, 2018
Net Interest Margin (excluding the impact of purchase accounting)
Net interest margin as reported	3.61%	3.32%	3.52%	3.29%
Adjustment for purchase accounting:
Total interest-earning assets (loans)	(0.30)%	0.00%	(0.19)%	0.00%
Net Interest Margin (excluding the impact of purchase accounting) (non-GAAP)	3.31%	3.32%	3.33%	3.29%

About the Company

With $2.4 billion in assets, Orrstown Financial Services, Inc. and its wholly-owned subsidiaries, Orrstown Bank and Wheatland Advisors, Inc., provide a wide range of consumer and business financial services through banking and financial advisory offices in Berks, Cumberland, Dauphin, Franklin, Lancaster, Perry, and York Counties, Pennsylvania and Anne Arundel, Baltimore, Howard, and Washington Counties, Maryland, as well as Baltimore City, Maryland. Orrstown Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the FDIC. Orrstown Financial Services, Inc.’s common stock is traded on Nasdaq (ORRF). For more information about Orrstown Financial Services, Inc. and Orrstown Bank, visit www.orrstown.com. For more information about Wheatland Advisors, Inc., visit www.wheatlandadvisors.com.

Cautionary Note Regarding Forward-looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements reflect the current views of the Company's management with respect to, among other things, future events and the Company's financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “forecast,” “goal,” “target,” “would” and “outlook,” or the negative variations of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company's industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company's control. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict.  Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements and there can be no assurances that the Company will be able to continue to successfully execute on our strategic growth plan into Dauphin, Lancaster, York and Berks counties, Pennsylvania, and the greater Baltimore market in Maryland, with newer markets continuing to be receptive to our community banking model; to take advantage of market disruption; and to experience sustained growth in loans and deposits or maintain the momentum experienced to date from these actions. Factors which could cause the actual results of the Company's operations to differ materially from expectations include, but are not limited to: ineffectiveness of the Company's strategic growth plan due to changes in current or future market conditions; the effects of competition and how it may impact our community banking model, including industry consolidation and development of competing financial products and services; the integration of the Company's strategic acquisitions; the inability to fully achieve expected savings, efficiencies or synergies from mergers and acquisitions, or taking longer than estimated for such savings, efficiencies and synergies to be realized; changes in laws and regulations; interest rate movements; changes in credit quality; inability to raise capital, if necessary, under favorable conditions; volatilities in the securities markets; deteriorating economic conditions; expenses associated with pending litigation and legal proceedings; and other risks and uncertainties, including those set forth under the heading "Risk Factors" in the Company's 2018 Annual Report on Form 10-K and subsequent filings. The foregoing list of factors is not exhaustive.

If one or more events related to these or other risks or uncertainties materialize, or if the Company's underlying assumptions prove to be incorrect, actual results may differ materially from what the Company anticipates. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New risks and uncertainties arise from time to time, and it is not possible for the Company to predict those events or how they may affect it. In addition, the Company cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement.  This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that the Company or persons acting on the Company's behalf may issue.

The review period for subsequent events extends up to and includes the filing date of a public company’s financial statements, when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information presented in this announcement is subject to change.

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